Exhibit 99.1

Cellectar Biosciences to Present at the 2017 Marcum MicroCap Conference

Madison, Wisc., (June 6, 2017) -- Cellectar Biosciences (Nasdaq: CLRB), an oncology-focused biotechnology company, today announced that president and CEO Jim Caruso will be presenting at 2017 Marcum MicroCap Conference on Thursday, June 15 at 11:00 AM ET. The conference will be held June 15-16 at the Grand Hyatt Hotel in New York City.

The company’s presentation will also be webcast at http://wsw.com/webcast/marcum5/clrb, and will be posted on the company’s website following the conference.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company has initiated a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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Contact:

Jules Abraham

JQA Partners, Inc.
917-885-7378

jabraham@jqapartners.com